Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PHH Corporation on Form S-8 of our report dated March 11, 2005 (September 1, 2005 as to matters described in Notes 1, 19 and 21) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the fair value method of accounting for stock-based compensation and the consolidation provisions for variable interest entities in 2003; and an explanatory paragraph relating to the effects of the classification of certain subsidiaries as discontinued operations, the contribution of a business from Cendant Corporation, and modifications in the presentation of the consolidated financial statements for all periods presented to conform with the presentation adopted in the first quarter of 2005) appearing in the Current Report on Form 8-K of PHH Corporation dated September 7, 2005.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 1, 2005